Exhibit 10.2

AMENDMENT NO. 2 TO THE

STANDSTILL AGREEMENT

This Amendment No. 2 to the Standstill Agreement (this “Amendment”), dated as of July 21, 2014, is made by and between Level 3 Communications, Inc., a Delaware corporation (the “Company”), and Southeastern Asset Management, Inc., a Tennessee corporation (“Southeastern”), and amends the Standstill Agreement, dated as of May 20, 2011, between the Company and Southeastern as amended by Amendment No. 1 thereto dated as of March 15, 2012 (such standstill agreement as amended by Amendment No. 1 thereto, the “Standstill Agreement”).  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given them in the Standstill Agreement.  This Amendment will only become effective as provided in Section 3(c) below.

RECITALS

WHEREAS, Southeastern is the Beneficial Owner of shares of common stock, $0.01 par value per share (“Common Stock”), of the Company; and

WHEREAS, pursuant to the Standstill Agreement, during the Standstill Period, Southeastern has agreed not to, without the prior written consent of a majority of the entire Board of Directors, acquire any Common Stock, Voting Securities or Derivative Securities of the Company, other than in open market transactions that do not involve the issuance of Common Stock by the Company and unless after giving effect to such acquisition Southeastern would Beneficially Own less than 49,840,000 shares of Common Stock;

WHEREAS, on June 14, 2014, the Company entered into an Agreement and Plan of Merger (as it may be amended or modified, the “Merger Agreement”) with Saturn Merger Sub 1, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub 1”), Saturn Merger Sub 2, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of the Company (“Merger Sub 2”), and tw telecom, a Delaware corporation (“tw telecom”); and

WHEREAS, the Merger Agreement provides that, among other things and subject to the satisfaction of certain closing conditions set forth therein, (1) Merger Sub 1 will merge with and into tw telecom (the “Merger”), with tw telecom continuing as the surviving corporation, (2) immediately following the Merger, tw telecom as the surviving corporation will merge with and into Merger Sub 2 (the “Subsequent Merger”), with Merger Sub 2 continuing as the surviving company and (3) each issued and outstanding share of common stock of tw telecom, other than dissenting shares, will be converted into .7 shares of Common Stock and the right to receive $10 in cash (the “Merger Consideration”); and

WHEREAS, Southeastern is the Beneficial Owner of shares of common stock of tw telecom, and such shares will be converted into shares of Common Stock in the Merger; and

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Company and Southeastern desire to increase the maximum number of shares of Common

Stock that Southeastern is permitted to Beneficially Own pursuant to the terms of the Standstill Agreement and make certain other amendments to the Standstill Agreement; and

WHEREAS, the Company (by action of a majority of the entire the Board of Directors of the Company) has determined that an amendment to the Standstill Agreement as set forth herein is desirable in connection with the foregoing and has approved this Amendment; and

WHEREAS, pursuant to Section 5.10 of the Standstill Agreement, the Company and Southeastern now desire to duly execute and evidence such amendment in writing.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Standstill Agreement and herein, the parties hereto agree as follows:

1.                                      Amendment and Restatement of Section 4.1(a)(i)(B).  Section 4.1(a)(i)(B) of the Standstill Agreement is hereby amended and restated in its entirety to read as follows:

“B.                              any Common Stock, Voting Securities or Derivative Securities of the Company (x) other than in open market transactions that do not involve the issuance of Common Stock by the Company or pursuant to the Exchange Agreement dated as of March 13, 2012, by and among the Company, Longleaf Partners Fund and Southeastern (solely with respect to Sections 3, 5.2 and 5.4 therein), and (y) unless after giving effect to such acquisition Southeastern would Beneficially Own less than 66,780,000 shares of Common Stock (subject to appropriate adjustment to take into account any stock splits, subdivisions, stock dividends, combinations, reclassifications or similar events occurring after the date hereof); provided that Southeastern shall in no event make any such acquisition for its own account or on behalf of any Advisory Client if it or such Advisory Client is on the date of such purchase or would become, as a result of such purchase, a “5-percent shareholder” of the Company within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (including all applicable attribution rules) (the “Code”);”

2.                                      Further Amendment to Standstill Agreement.  The Standstill Agreement is hereby further amended to add thereto the following Section 3.6 and Section 4.3:

“3.6.  Tax Representations.  After giving effect to the Merger and the Subsequent Merger, none of the Common Stock held by Southeastern or any fund or account which Southeastern manages or advises (the “Southeastern Investors”) is treated for purposes of Section 382 of the Code as owned, either actually or by reason of the attribution and constructive ownership rules applicable under Section 382 of the Code, by a “5 percent shareholder” as such term is defined in Section 382 of the Code.  The Southeastern Investors do not have any formal or informal understanding among themselves, or with Southeastern, to make “coordinated acquisitions” of Common Stock, and therefore are not treated as a single “entity” within the meaning of Section 1.382-3(a)(1) of the Treasury Regulations.   The investment decision of each Southeastern Investor to acquire shares of Common Stock is not based on the investment decision of one or more of the other Southeastern Investors to acquire shares of Common Stock.”

“4.3 No Creation of “5-Percent Shareholders”.  During the period beginning on the earlier of (i) completion of the Subsequent Merger and (ii) the expiration of the Standstill

Period  and ending on the third anniversary of the completion of the Subsequent Merger: (a) the Schedule 13Gs that Southeastern may file in the future with respect to Common Stock will reflect that the Southeastern Investors are not a “group” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; and (b) Southeastern shall in no event make any acquisition of Common Stock for its own account or on behalf of any Southeastern Investor if it or such Southeastern Investor is on the date of such purchase or would become, as a result of such purchase, a “5-percent shareholder” of the Company within the meaning of Section 382 of the Code.”

3.                                      Miscellaneous.

(a)                                 This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all such counterparts shall together constitute one instrument.

(b)                                 Except as specifically modified by this Amendment upon its effectiveness in accordance with Section 3(c), the Standstill Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of the Standstill Agreement.  Upon and after the effectiveness of this Amendment, each reference in the Standstill Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Standstill Agreement, and each reference in any other document to “the Standstill Agreement”, “thereunder”, “thereof” or words of like import referring to the Standstill Agreement, shall mean and be a reference to the Standstill Agreement as modified hereby.

(c)                                  This Amendment will become effective automatically without any additional action required by either Southeastern or the Company upon the earlier of (i) consummation of the Merger contemplated by the Merger Agreement and (ii) the last day of the Standstill Period.  Prior to the consummation of the Merger, the Standstill Agreement shall remain in full force and effect.  In the event that the Merger Agreement is terminated for any reason whatsoever, this Amendment shall automatically terminate and the Standstill Agreement shall remain in full force and effect.

(d)                                 This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to conflict of law principles thereof.

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IN WITNESS WHEREOF, the parties have caused this Amendment to the Standstill Agreement to be duly executed as of the day and year first written above.

LEVEL 3 COMMUNICATIONS, INC.

By	/s/ John M. Ryan
Name: John M. Ryan
Title: Executive Vice President

SOUTHEASTERN ASSET MANAGEMENT, INC., on behalf of certain institutional clients

By	/s/ Andrew R. McCarroll
Name: Andrew R. McCarroll
Title: General Counsel